Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Second Quarter 2013 Results

Wayne, PA – August 2, 2013 – SunGard, one of the world’s leading software and technology services companies, today reported results for the second quarter ended June 30, 2013. For the second quarter, revenue was $1.0 billion, down 4% year over year. Currency had no material impact on reported revenue for the quarter compared to the prior year. Operating income was $111 million in the quarter, up 5% year over year, driven by a 5% decline in total costs and expenses, and the operating margin was 10.7%, up 0.9 points year over year. Adjusted EBITDA was $298 million, up slightly year over year, and the adjusted EBITDA margin was 29.0%, up 1.3 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

Year to date, revenue was $2.0 billion, down 4% year over year (down 3% adjusting for currency). Operating income was $167 million, up 6% year over year, driven by a 4% decline in total costs and expenses, and operating margin was 8.2%. Adjusted EBITDA was $534 million, down 1% year over year, and adjusted EBITDA margin was 26.4%, up 0.6 points year over year.

Russ Fradin, president and chief executive officer, commented, “During the quarter, our ongoing efforts to drive operational excellence and disciplined cost management resulted in improved margins and cash flow. SunGard is continuing its transformation as we build a more focused, effective and efficient organization. We’re investing in key products, services and markets to generate sustainable growth, and we’re pleased that our clients are reacting so positively to our new strategies and offerings. We’re determined to execute our long-term strategy to improve future growth in both revenue and profit, and create greater value for our clients.”

During the second quarter, the Company revised its estimate of its vacation liability, resulting in a $10 million reduction in cost and expense in the quarter. The impact of this change is expected to be negligible for the full year. In addition, the Company recorded a $9 million benefit in its income tax provision associated with the treatment of certain lease reserves.

Financial Systems (“FS”) revenue was $632 million in the second quarter, down 6% year over year (also down 6% adjusting for currency). License fees were $56 million, a decrease of $17 million or 23%, on a tough comparison to our strong performance in the second quarter of 2012. Year to date, FS revenue was $1.2 billion, down 4% year over year (also down 4% adjusting for currency). For the same period, license fees were $80 million, a decrease of $13 million or 15%, compared to prior year.

Notable deals in the quarter included the following:

•	One of the world’s largest investment companies renewed SunGard’s InvestOne to support its global asset servicing business by processing, monitoring and measuring its global investment data.

•

One of the world’s top 10 global banks selected SunGard’s Stream RIMS to support its fixed income post-trade processing, helping to further expand its geographic footprint, increase volumes, lower total cost of ownership and enhance customer service.

•

One of the world’s largest banks renewed its managed services agreement with SunGard to support the software, infrastructure and management of its implementation of SunGard’s Intellimatch Operational Control platform, which helps reduce risk and costs across the bank’s IT operations.

•

A leading US retail broker and market maker renewed and extended SunGard’s Valdi to support its entire trading workflow with a comprehensive trading platform that includes order management, trade execution and trading compliance delivered as a service.

•

One of the largest states in the US selected SunGard to provide onsite technical and application services to help manage its existing SunGard Energy solutions for power operations and water management.

•

One of the world’s largest shipping operators selected SunGard to help expand its implementation of SunGard’s AvantGard Payments solution across its operations, with the goal of further streamlining global payment flow and providing a consolidated view of payments.

Availability Services (“AS”) revenue was $344 million in the second quarter, down 2% year over year (down 1% adjusting for currency). Year to date, AS revenue was $689 million, down 2% year over year (also down 2% adjusting for currency).

Notable deals in the quarter included the following:

•	A leading electronics design company selected SunGard for cloud-based recovery services and the Managed Recovery Program.

•

A leading provider of software and payment solutions for the fitness industry expanded its relationship with SunGard by selecting us for managed mainframe hosting and services, the Managed Recovery Program and consulting services for mainframe data migration.

•	A global shoe retailer selected SunGard to provide a private cloud hosting infrastructure as well as managed services for its e-commerce platform.

Public Sector and Education revenue was $52 million in the second quarter, up 2% year over year. Year to date, revenue was $102 million, flat year over year.

Notable deals in the quarter included the following:

•	A city in California selected SunGard Public Sector’s ONESolution for computer-aided emergency dispatch and records management.

•	One of the largest school districts in Connecticut selected SunGard K-12 Education’s eFinancePLUS to help with financial and human resources management.

Financial Position

For the six months ended June 30, 2013, the continuing operations of the Company generated $306 million in cash flow from operations, up $83 million year over year, and invested $101 million in capital expenditures, down 12%, or $14 million, from the prior year. In addition, the Company used its first half cash flow and available cash to repay $159 million of debt.

At June 30, 2013, total debt was $6.5 billion and cash was $538 million. The Company’s leverage ratio as defined in its senior secured credit agreement was 4.70x, down from 4.75x at the end of 2012.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss second quarter 2013 results today at 9:00 a.m. (Eastern Time). The dial-in number for the conference call is 706-902-1370, and the conference ID number is 23032578. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on August 16, 2013. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 23032578. A replay will also be available two hours after the call ends through midnight on August 16, 2013 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies. SunGard serves approximately 25,000 customers in more than 70 countries and has approximately 17,000 employees. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard also provides disaster recovery services, managed IT services, information availability consulting services and business continuity management software. With annual revenue of over $4.0 billion, SunGard is one of the largest privately held IT software and services company. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, AvantGard, eFinancePlus, Intellimatch, InvestOne, ONESolution, Stream RIMS, and Valdi are trademarks or registered trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; customers taking their information availability solutions in-house; the trend in information availability toward solutions utilizing more dedicated resources; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; and unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Jun. 30,
	2012	2013
Revenue:
Services	$973	$944
License and resale fees	84	68

Total products and services	1,057	1,012
Reimbursed expenses	15	16

Total revenue	1,072	1,028

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	433	424
Sales, marketing and administration	261	242
Product development and maintenance	103	89
Depreciation	70	76
Amortization of acquisition-related intangible assets	100	86

Total costs and expenses	967	917

Operating income	105	111
Interest expense and amortization of deferred financing fees	(101)	(98)
Loss on extinguishment of debt	(36)	—
Other loss	—	(2)

Income (loss) from continuing operations before income taxes	(32)	11
Benefit from income taxes	24	4

Income (loss) from continuing operations	(8)	15
Income from discontinued operations, net of tax	—	—

Net Income (loss)	$(8)	$15

SunGard Data Systems Inc.

Consolidated Statements of Operations

(in millions)

(Unaudited)

	Six Months Ended Jun. 30,
	2012	2013
Revenue:
Services	$1,947	$1,893
License and resale fees	115	101

Total products and services	2,062	1,994
Reimbursed expenses	34	29

Total revenue	2,096	2,023

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	886	861
Sales, marketing and administration	514	484
Product development and maintenance	197	189
Depreciation	141	149
Amortization of acquisition-related intangible assets	201	173

Total costs and expenses	1,939	1,856

Operating income	157	167
Interest expense and amortization of deferred financing fees	(223)	(206)
Loss on extinguishment of debt	(51)	(5)
Other income (loss)	2	(1)

Loss from continuing operations before income taxes	(115)	(45)
Benefit from income taxes	31	13

Loss from continuing operations	(84)	(32)

Income (loss) from discontinued operations, net of tax	311	—

Net income (loss)	$227	$(32)

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31,	Jun. 30,
	2012	2013
Assets:
Current:
Cash and cash equivalents	$546	$538
Accounts receivable, net	900	744
Prepaid expenses and other current assets	230	238

Total current assets	1,676	1,520
Property and equipment, net	874	815
Software products, net	411	345
Customer base, net	1,367	1,253
Other assets, net	1,151	1,153
Goodwill	4,539	4,510

Total Assets	$10,018	$9,596

Liabilities and Stockholder’s Equity:
Current:
Short-term and current portion of long-term debt	$63	$392
Accounts payable and accrued expenses	608	500
Deferred revenue	836	803

Total current liabilities	1,507	1,695
Long-term debt	6,599	6,114
Deferred income and other taxes	1,120	1,050
Other long-term liabilities	76	93

Total liabilities	9,302	8,952
Stockholder’s equity	716	644

Total Liabilities and Stockholder’s Equity	$10,018	$9,596

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Six Months Ended Jun. 30,
	2012	2013
Cash flow from operations:
Cash flow from (used in) continuing operations	$223	$306
Cash flow from (used in) discontinued operations	(237)	—

Cash flow from (used in) operations	(14)	306

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(9)	(1)
Cash paid for property and equipment, and software	(115)	(101)
Other investing activities	3	1

Cash provided by (used in) continuing operations	(121)	(101)
Cash provided by (used in) discontinued operations	1,742	—

Cash provided by (used in) investment activities	1,621	(101)

Financing activities:
Cash received from borrowings, net of fees	(17)	2,173
Cash used to repay debt	(1,725)	(2,359)
Premium paid to retire debt	(27)	—
Other financing activities	(15)	(15)

Cash provided by (used in) continuing operations	(1,784)	(201)
Cash provided by (used in) discontinued operations	—	—

Cash provided by (used in) financing activities	(1,784)	(201)

Effect of exchange rate changes on cash	3	(12)

Increase (decrease) in cash and cash equivalents	(174)	(8)
Beginning cash and cash equivalents includes cash of discontinued operations (2012: $6, 2013: $-)	873	546

Ending cash and cash equivalents includes cash of discontinued operations (2012: $-, 2013: $-)	$699	$538

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Jun. 30,		Last Twelve Months Ended Jun. 30
(in millions)	2012	2013	2013

Total revenue	$1,072	$1,028	$4,190

Income (loss) from continuing operations	$(8)	$15	$(345)
Interest expense, net	101	98	410
Benefit from income taxes	(24)	(4)	(20)
Depreciation and amortization	170	162	652

EBITDA	239	271	697
Goodwill impairment charge	—	—	385
Purchase accounting adjustments	3	2	8
Non-cash charges	9	13	43
Restructuring and other	9	12	69
Acquired EBITDA, net of disposed EBITDA	1	—	1
Loss on extinguishment of debt	36	—	36

Adjusted EBITDA - senior secured credit facilities, senior notes due 2018 and 2020 and senior subordinated notes due 2019	$297	$298	$1,239

Adjusted EBITDA margin	27.7%	29.0%	29.6%

	Six Months Ended Jun. 30,
(in millions)	2012	2013

Total revenue	$2,096	$2,023

Loss from continuing operations	$(84)	$(32)
Interest expense, net	223	206
Benefit from income taxes	(31)	(13)
Depreciation and amortization	342	322

EBITDA	450	483
Purchase accounting adjustments	5	4
Non-cash charges	20	23
Restructuring and other	13	19
Acquired EBITDA, net of disposed EBITDA	1	—
Loss on extinguishment of debt	51	5

Adjusted EBITDA - senior secured credit facilities, senior notes due 2018 and 2020 and senior subordinated notes due 2019	$540	$534

Adjusted EBITDA margin	25.8%	26.4%

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Operating Income to Adjusted Operating Income

Adjusted operating income represents operating income adjusted for goodwill impairment charges, amortization of acquisition-related intangible assets, restructuring and other costs and management fee expense. Adjusted operating income is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating income does not represent operating income, as that term is defined under GAAP, and should not be considered as an alternative to operating income as an indicator of our operating performance. We have included information concerning adjusted operating income because we use this information when evaluating the underlying performance of the Company. While these charges are not of a non-recurring nature, by excluding these charges, in particular when they materially change from period to period, we are able to perform additional analysis of our business which we believe is important in understanding the operating results of the business. We regularly communicate our results, separately identifying these charges, to our board of directors. Adjusted operating income as presented herein is not necessarily comparable to similarly titled measures. The following is a reconciliation between adjusted operating income and operating income, the GAAP measure we believe to be most directly comparable to adjusted operating income.

	Three Months Ended Jun. 30,			Six Months Ended Jun. 30,
(in millions)
GAAP Revenue and Operating Income	2012	2013	change	2012	2013	change
Total revenue	$1,072	$1,028	(4%)	$2,096	$2,023	(4%)

Operating income	$105	$111	5%	$157	$167	6%
Operating income margin	9.8%	10.7%		7.5%	8.2%

Reconciliation to Adjusted Operating Income
Amortization of acquisition-related intangible assets	100	86		201	173
Restructuring and other costs	7	4		10	8
Management fees	4	3		6	5

Adjusted operating income	$216	$204	(5%)	$374	$353	(6%)

Adjusted operating income margin	20.2%	19.9%		17.8%	17.5%